Exhibit 99.1

Recro Reports Fourth Quarter and Year End 2021 Financial Results

Recorded Q4 Revenue of $22.3 Million; Full Year Revenue of $75.4 Million

More than Tripled Customer Base in 2021; Significantly Diversified Clientele

Grew Organic New Business by 63% in 2021; Grew by 147% Including IriSys Acquisition

Company to Host Conference Call Today at 4:30 p.m. ET

SAN DIEGO, CA, and GAINESVILLE, GA – March 1, 2022 — Recro Pharma, Inc. (“Recro”; NASD: REPH), a contract development and manufacturing organization (CDMO) dedicated to solving complex formulation and manufacturing challenges primarily in small molecule therapeutic development, today reported financial results for the fourth quarter and year ended December 31, 2021.

“At this time last year, I announced a new strategic vision for the company comprised of four areas of focus for 2021 including: (1) expansion and diversification of Recro’s customer base; (2) strengthening of our balance sheet position in order to better support both organic and inorganic growth; (3) augmentation of our leadership as well as optimizing our operational organization and finally, (4) continuing to upgrade and expand our facilities and capabilities to support growing customer demand. I am very pleased to report that we made great progress with each of these goals during 2021,” stated David Enloe, president and chief executive officer of Recro.

“While we advanced each of these goals in the first half of the year, our acquisition of IriSys, LLC last August significantly contributed to our achievements in 2021. During the year, our customer base more than tripled and is now more diversified than at any time in the past. Organic new business grew by 63% in 2021, and that growth climbs to 147% when including the new business from the IriSys acquisition. Our financial position significantly improved during 2021 due to an increase in revenue and cash from operations, the successful de-levering of $25 million of debt from our balance sheet, and raising gross proceeds of approximately $34.5 million through an underwritten public offering in May of last year. As a result of the IriSys acquisition, our leadership, in-house expertise, capabilities and facilities were all significantly enhanced. Finally, our operations have been substantially optimized by re-structuring cost centers as global functions across the organization.

“I am exceedingly proud of the company’s performance in 2021, as we delivered on each of our stated goals for the year. Looking ahead, the company will focus on a number of new objectives that we believe will further elevate Recro. This strategy includes executing segment-specific sales and marketing strategies; building stronger visibility and an updated identity for the organization; enhancing both our customers’ and our employees’ experience working with and for the company, respectively; and, continuing to achieve growth and strengthen our financial position. We believe that the achievements of 2021 clearly demonstrate our ambition and ability to execute. Looking ahead, we plan to leverage our expanded expertise, our enhanced service offerings, our dedicated team, and our improved financial position to elevate our company to fulfilling our vision of becoming a premier, trusted growth-focused CDMO.”

Fourth Quarter 2021 and Other Recent Developments

Strengthened leadership and organizational improvements:

•
The company recently appointed Eduardo Uribe as the company’s head of quality for Recro San Diego. Mr. Uribe has more than 30 years of experience developing, implementing and managing quality systems within the biotechnology and pharmaceutical industry, including more than a decade in senior leadership positions overseeing quality and compliance at a number of leading CDMOs. In his new role with Recro, he will be responsible for strategic planning and management of all quality and compliance initiatives for the company’s San Diego operations.

New business growth:

•
New manufacturing customers. Among its new business awarded during the fourth quarter of 2021, Recro was awarded a new formulation development and cGMP manufacturing contract from a key department of the United States government. The contract focuses on supporting clinical development of a topical dermal treatment for the prevention of skin cancer. Under terms of the new, multi-year, $1.5 million contract, the company will formulate, manufacture and supply a topical dermal drug product containing a prespecified active pharmaceutical ingredient, as well as a matching placebo, for a planned cancer prevention clinical study. These activities will include analytical method development, formulation, cGMP clinical trial material manufacturing, packaging and labeling services to support the planned clinical trial, which is designed to evaluate the effects of chemoprevention with the investigational compound on the recurrence of basal cell carcinoma. This project showcases Recro’s broad ranging clinical trial services as well as the company’s unique formulation expertise.
•
Existing customer project expansions. During the fourth quarter, the company signed multiple development and manufacturing agreements with existing customers. These include an expanded relationship with Otsuka. Under the terms of the new master supply and services agreement, Recro will serve as a commercial manufacturer and supplier for Otsuka. Recro has already been engaged with Otsuka to conduct tech transfer work for a branded commercial product which, when complete, will be produced under the new master supply and services agreement. Recro is very pleased to expand its work with Otsuka and the company believes this agreement highlights its ability to serve as a trusted U.S. supply source for developers of small molecule therapeutics.

Recro was also recently awarded a new development and manufacturing contract by the National Center for Advancing Translational Sciences (NCATS) at the National Institutes of Health (NIH). The new contract falls under an existing NIH parent contract (N01TR-17-2003), and will focus on the development of NES-100, a novel nasal spray analgesic. Under terms of the new contract, the company will support chemistry, manufacturing and controls (CMC) development of NES-100, a microparticle dosage form of leu-enkephalin (or LENK) that is prepared by the encapsulation of LENK in a patent-protected molecular enveloped technology and delivered via a nasal spray device. In addition to providing early stage development support, this project will utilize the company’s sophisticated spray drying capabilities, and Recro is very pleased to have been selected for this complex process.

Financial Results for the Three Months Ended December 31, 2021

At December 31, 2021, Recro had cash and cash equivalents of $25.2 million compared to $23.8 million as of the end of the prior fiscal year.

Revenues for the quarter ended December 31, 2021 were $22.3 million. This represents a 125% increase compared to revenues of $9.9 million recorded during the prior year period. The increase of $12.4 million was primarily the result of increases in revenue due to the acquisition of IriSys, higher revenues from our clinical trial materials business as well as higher revenue from our legacy commercial business due to timing of customer orders in 2020 which resulted in much lower sales in the fourth quarter of 2020.

Cost of sales for the quarter ended December 31, 2021 was $15.7 million compared to $12.5 million for the comparable period of 2020. The increase of $3.2 million was primarily due to costs from the San Diego facility due to the acquisition of IriSys and higher product and clinical material sales offset by increased production volumes.

Selling, general and administrative expenses for the fourth quarter were $5.3 million, compared to $4.0 million recorded in the 2020 period. The increase of $1.3 million was primarily related to deal and integration costs related to the acquisition of IriSys and administrative expenses associated with our San Diego team offset by lower public company costs and stock-based compensation expense. As a result of our integration and reorganization, effective October 1, 2021, certain expenses associated with employees who now support our multi-site organization structure and operations are classified in selling, general and administrative expenses. Prior to October 1, 2021, these employees supported our plant operations and were classified in cost of sales.

Interest expense was $3.5 million for the three months ended December 31, 2021, a decrease compared to $4.4 million for the comparable period of 2020. The decrease of $0.9 million was primarily due to reduced term loan borrowings under the Credit Agreement with Athyrium as well as an overall decrease in the rate of interest on our term loans under the Credit Agreement. This decrease was partially offset by an increase in interest from the sellers note which was a component of the IriSys acquisition purchase price.

For the quarter ended December 31, 2021, the company recorded a net loss of $2.4 million or $0.04 per diluted share, as compared to a net loss of $11.7 million or $0.48 per diluted share, for the comparable period of 2020. EBITDA, as adjusted* for the period was $3.2 million compared to $0.3 million in the prior year period.

Financial Results for the Year Ended December 31, 2021

Revenue for the year ended December 31, 2021 was $75.4 million, a 13% increase, compared to $66.5 million for the same period in 2020. The increase of $8.9 million in revenue was primarily the result increases in revenue due to the acquisition of IriSys as well as higher revenues from our clinical trial materials business including revenue from a commercial product tech transfer project. Despite the discontinuation of two commercial product lines by our commercial partners announced in the first quarter of 2020, our legacy commercial business has remained relatively flat in 2021 compared to 2020 as our other commercial products saw growth in 2021 compared to 2020 rebounding from lower volumes in 2020 due to impacts to the market from COVID-19.

Cost of sales for the year ended December 31, 2021 was $55.6 million, compared to $54.1 million for the same period in 2020. The cost of sales increase of $1.5 million was primarily due to costs from the San Diego facility due to the acquisition of IriSys and is partially offset by lower costs due to the prior year reduction in force and certain employment incentive tax credits in 2021.

Selling, general and administrative expenses for the year ended December 31, 2021 were $18.4 million, compared to $18.1 million for the same period in 2020. The increase of $0.3 million was primarily related to deal and integration costs related to the acquisition of IriSys and administrative expenses associated with the addition of our San Diego team offset by lower public company costs and stock-based compensation expense. As a result of our integration and reorganization, effective October 1, 2021, certain expenses associated with employees who now support our multi-site organization structure and operations are classified in selling, general and administrative expenses. Prior to October 1, 2021, these employees supported our plant operations and were classified in cost of sales.

Interest expense was $15.1 million and $19.2 million during the years ended December 31, 2021 and 2020, respectively. The decrease of $4.1 million was primarily due to reduced term loan borrowings under the Credit Agreement with Athyrium as well as an overall decrease in the rate of interest on our term loans under the Credit Agreement. This decrease was partially offset by an increase in interest from the sellers note which was a component of the IriSys acquisition purchase price.

For the year ended December 31, 2021, Recro reported a net loss of $11.4 million, or $0.26 per diluted share, compared to a net loss of $27.5 million, or $1.16 per diluted share, for the comparable period in 2020. EBITDA, as adjusted* for the period was $16.6 million compared to $14.0 million in the prior year period.

* EBITDA, as adjusted is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures in this release).

Financial Guidance

For the full year 2022, the company expects revenue to be approximately $90 to $95 million, net loss to be in the range of $(13.2) million to $(11.2) million, and EBITDA, as adjusted* to be in the range of $16 to $18 million. This guidance takes into consideration existing market forces, contracts, timing of customer orders, the accuracy of our customers’ product market estimations, and the company’s current beliefs and estimations with respect to success and timing related to growing and diversifying the company’s new business development services revenue. The company cautions against extrapolating quarterly results to estimate full year results.

*EBITDA, as adjusted is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures in this release).

Non-GAAP Financial Measures

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have certain non-GAAP information for our business, including EBITDA, as adjusted. We believe this non-GAAP financial measure is helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management. This measure is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared. Please see the section of this press release titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of non-GAAP adjusted EBITDA to its most directly comparable GAAP measure.

Conference Call and Webcast

Recro management will be hosting a conference call and webcast today beginning at 4:30 p.m. ET. To access the conference call, please dial (844) 243-4691 (local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 7549058. A live audio webcast of the call will be available under "Events" in the Investor section of the company's website, https://ir.recropharma.com/events. An archived webcast will be available on the company's website approximately two hours after the event and will be available for 30 days.

About Recro

Recro (NASD: REPH) is a bi-coastal contract development and manufacturing organization (CDMO) with capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms with a primary focus in the area of small molecules. With an expertise in solving complex manufacturing problems, Recro is a leading CDMO providing therapeutic development, end-to-end regulatory support, clinical and commercial manufacturing, aseptic fill/finish, lyophilization, packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified-release dosage forms, Recro has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 145,000 square feet, in Gainesville, Georgia and San Diego, California.

For more information about Recro’s CDMO solutions, visit recrocdmo.com.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the company’s financial guidance; ability to manage costs and to achieve its financial goals; to operate under increased leverage and associated lending covenants; to pay its debt under its credit agreement; to maintain relationships with CDMO commercial partners and develop additional commercial partnerships; and the company's expectations regarding the benefits of the acquisition of IriSys. The words "anticipate", "believe", "could", "estimate", “upcoming”, "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include, but are not limited to, the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the company’s services, which depends in part on customers’ research and development and the clinical plans and market success of their products; customers' changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the company’s manufacturing services; the average profitability, or mix, of the products the company manufactures; the company’s ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products the company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the company’s customers facing increasing or new competition; and risks that the results of the combination of IriSys's business with the company's business may not be as anticipated. These forward-looking statements should be considered together with the risks and uncertainties that may affect our business and future results presented herein along with those risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Stephanie Diaz (Investors)

Vida Strategic Partners

(415) 675-7401

sdiaz@vidasp.com

Tim Brons (Media)

Vida Strategic Partners

(415) 675-7402

tbrons@vidasp.com

Ryan D. Lake (CFO)

Recro

(770) 531-8365

ryan.lake@recroCDMO.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(amounts in thousands, except share and per share data)	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$25,217	$23,760
Accounts receivable, net	11,913	9,033
Contract asset	8,565	7,330
Inventory	8,917	11,612
Prepaid expenses and other current assets	2,917	2,334
Total current assets	57,529	54,069
Property, plant and equipment, net	51,708	43,841
Operating lease asset	5,924	486
Intangible assets, net	3,833	700
Goodwill	41,077	4,319
Other assets	246	—
Total assets	$160,317	$103,415
Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,085	$1,804
Current portion of debt	—	1,474
Current portion of related party debt	2,039	—
Current portion of operating lease liability	1,055	145
Accrued expenses and other current liabilities	12,556	4,380
Total current liabilities	17,735	7,803
Debt, net of current portion	92,127	108,097
Related party debt, net of current portion	3,369	—
Operating lease liability, net of current portion	4,932	366
Other liabilities	90	1,249
Total liabilities	118,253	117,515
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, $0.01 par value. 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value. 95,000,000 shares authorized, 46,681,453 and 28,601,358 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	467	286
Additional paid-in capital	287,351	219,998
Accumulated deficit	(245,754)	(234,384)
Total shareholders’ equity (deficit)	42,064	(14,100)
Total liabilities and shareholders’ equity (deficit)	$160,317	$103,415

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year ended December 31,
(amounts in thousands, except share and per share data)	2021	2020	2019
Revenue	$75,360	$66,499	$99,219
Operating expenses:
Cost of sales (excluding amortization of intangible assets)	55,537	54,134	50,981
Selling, general and administrative	18,374	18,124	19,909
Amortization of intangible assets	1,037	2,583	2,583
Change in warrant valuation	—	—	2,116
Total operating expenses	74,948	74,841	75,589
Operating income (loss)	412	(8,342)	23,630
Interest expense	(15,134)	(19,159)	(19,005)
Gain on extinguishment of debt	3,352	—	—
(Loss) income from continuing operations	(11,370)	(27,501)	4,625
Loss on discontinued operations	—	—	(23,255)
Net loss	$(11,370)	$(27,501)	$(18,630)

(Loss) income per share information:
Basic:
Continuing operations	$(0.26)	$(1.16)	$0.21
Discontinued operations	—	—	(1.04)
Total	$(0.26)	$(1.16)	$(0.83)
Weighted average shares outstanding	44,117,473	23,744,313	22,414,194
Diluted
Continuing operations	$(0.26)	$(1.16)	$0.20
Discontinued operations	—	—	(0.99)
Total	$(0.26)	$(1.16)	$(0.79)
Weighted average shares outstanding	44,117,473	23,744,313	23,608,862

RECRO PHARMA, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have disclosed in the tables below the following non-GAAP information about EBITDA, as adjusted.

EBITDA, as adjusted, is net income or loss as determined under GAAP excluding interest, depreciation, amortization, non-cash stock-based compensation, charges related to reductions in force and costs related to the acquisition and integration of IriSys, as well as the impact of Accounting Standards Update 2014-09 in order to remove the impact of the timing of revenue recognized from profit-sharing arrangements upon transfer of control of the product, which more closely aligns revenue with expected cash receipt.

We believe that non-GAAP financial measures are helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management. EBITDA, as adjusted, is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Fourth quarter results

	Three months ended December 31,
(amounts in millions)	2021	2020
Net income (loss) (GAAP)	$(2.4)	$(11.7)
Interest expense	3.5	4.5
Depreciation	1.7	2.3
Amortization of intangible assets	0.2	0.7
Stock-based compensation	0.1	2.0
Reduction in force (a)	—	0.1
Revenue recognition (b)	(0.9)	2.4
Deal and integration costs (c)	1.0	—
EBITDA, as adjusted	$3.2	$0.3

Full year results and 2022 guidance

	Year ended December 31,
(amounts in millions)	2022	2021	2020
	(estimate)
Net loss (GAAP)	($13.2) - ($11.2)	$(11.4)	$(27.5)
Interest expense	14.7	15.2	19.2
Depreciation	7.7	6.5	6.9
Amortization of intangible assets	0.9	1.0	2.6
Stock-based compensation	5.0	6.5	10.1
Reduction in force (a)	—	—	1.1
Revenue recognition (b)	0.7	(0.1)	1.6
Deal and integration costs (c)	0.2	2.3	—
Gain on extinguishment of debt (d)	—	(3.4)	—
EBITDA, as adjusted	$16.0 - 18.0	$16.6	$14.0
a)
In the first half of 2020, two reductions in force were executed that affected approximately 15% of the work force and were driven by lower commercial volumes.
b)
To exclude the impact of Accounting Standards Update 2014-09, "Revenue Recognition," related to non-cash changes in our contract asset.
c)
Costs related to the acquisition and integration of IriSys.
d)
In October 2020, the Company submitted a forgiveness application for its note under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security Act of 2020. In June 2021, the note and all accrued interest thereon was forgiven. Upon receiving the decision, the Company recorded a gain on extinguishment of debt for the forgiveness of $3,316 of principal and $36 of accrued interest.